Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Staples, Inc. for the registration of debt securities and to the incorporation by reference therein of our reports dated February 29, 2012, with respect to the consolidated financial statements and schedule of Staples, Inc., and the effectiveness of internal control over financial reporting of Staples, Inc., included in its Annual Report (Form 10-K) for the year ended January 28, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts
March 2, 2012